EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Offering Statement on Form S-1 of our report dated February 2, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the financial statements of Forza X1, Inc. as of December 31, 2021 and for the period from inception (October 15, 2021) through December 31, 2021. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

February 9, 2022